EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

CONTACTS:
TDT DEVELOPMENT, INC.
Christopher J. Carey, President
(908) 630-9696

     TDT DEVELOPMENT, INC. AND STRONGHOLD TECHNOLOGIES, INC. ANNOUNCE MERGER
            --TDT TO CHANGE NAME TO "STRONGHOLD TECHNOLOGIES, INC."--

Hasbrouck Heights, NJ - May 22, 2002 -- TDT DEVELOPMENT, INC. (OTC-BB: TDTD) (the "Company") today announced the completion of a merger of its wholly-owned subsidiary, TDT Stronghold Acquisition Corp., with Stronghold Technologies, Inc. ("Stronghold"), a developer of mobile wireless technology for the retail automotive and other industries, based in Hasbrouck Heights, NJ.

Pursuant to the merger, which was completed on May 16, 2002, the stockholders of Stronghold surrendered all of the issued and outstanding shares of Stronghold common stock in exchange for 7,000,000 shares of the Company's common stock, which represented a controlling interest in the Company's common stock equal to 63% of the outstanding shares. Also in connection with the merger, certain shareholders of the Company surrendered a total of 1,370,000 shares of the
Company's common stock for cancellation and another 1,000,000 shares of the Company's common stock were placed in escrow pending release upon the achievement of certain performance objectives. The name of the surviving entity in the merger will be "Stronghold Technologies, Inc." and it will remain a wholly-owned subsidiary of the Company.

The Company also said that there will be a special meeting of stockholders to be held at a date to be announced, at which the Company will submit for approval of its stockholders: (1) a reincorporation of the Company from Nevada to Delaware; and (2) a name change to "Stronghold Technologies, Inc."

The company has also established a new Board of Directors and elected new officers. Effective as of May 25, 2002, the following shall be the members of the Board of Directors: Christopher J. Carey, Robert J. Corliss, Robert Cox, William Lenahan and Luis Delahoz.

Effective as of May 16, 2002, the newly elected officers of the Company, each of whom is affiliated with Stronghold, are:

     Christopher J. Carey       -   President and Chief Executive Officer
     Lenard Berger              -   Vice President and Chief Technology Officer
     Salvatore D'Ambra          -   Vice President - Development
     James J. Cummiskey         -   Vice President - Sales and Marketing


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ABOUT TDT DEVELOPMENT, INC.
---------------------------

TDT Development, Inc., through its wholly owned subsidiary, Stronghold Technologies, Inc., is an innovator in applying wireless technology and process improvement methods to increase business efficiency and sales. The company has developed an integrated wireless technology, called DealerAdvance, which, among many features, allows automobile dealers to capture a customer's purchasing requirements, search inventory at multiple locations, locate an appropriate vehicle in stock and print out the necessary forms. DealerAdvance is a handheld device, which allows sales professionals to increase sales, improve customer follow-up, and reduce administrative costs.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.